Exhibit 99.1

China HGS Real Estate Inc. Regains Compliance with

NASDAQ Minimum Bid Price Requirement

HANZHONG, China, Nov. 23, 2012 /PRNewswire/ — China HGS Real Estate Inc. ( the "Company") (NASDAQ:HGSH), a leading real estate developer for Tier 3 and Tier 4 cities and counties in China, today announced that the Company has received a letter dated November 20, 2012 from The NASDAQ Stock Market LLC ("NASDAQ") notifying the Company that it has regained compliance with the minimum bid price of $1.00 per share requirement for continued listing set forth in NASDAQ Listing Rule 5450(a)(1), as its common stock has achieved a closing bid price of $1.00 or more for 14 consecutive business days from October 31, 2012 to November 19, 2012.

On January 18, 2012, NASDAQ notified the Company that the Company's common stock did not maintain a minimum closing bid price of $1.00 per share ("Minimum Bid Price Requirement") for 30 consecutive business days  as required by NASDAQ Listing Rule 5550(a)(2). The Company was provided 180 calendar days to regain compliance. In a letter dated July 18, 2012, the NASDAQ notified the Company that it is eligible for an additional 180-day period, or until January 14, 2013, to regain compliance with the Minimum Bid Price Requirement. In connection with the grant of the additional 180-day period, the listing of the Company's common stock was transferred at the Company's request to the NASDAQ Capital Market under the existing ticker symbol (HGSH) at the opening of business on July 20, 2012.

About China HGS Real Estate Inc.

China HGS Real Estate Inc. is a leading real estate developer and has been focused on property development in China's Tier 3 and Tier 4 cities and counties. The Company utilizes a standardized and scalable model that emphasizes rapid asset turnover, efficient capital management and strict cost control. The Company possesses the national grade I real estate qualification and was ranked as one of top real estate developer in Shaanxi province, China.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China HGS Real Estate Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: the ability of the Company to meet its contract obligations; the uncertain market for the Company's business, macroeconomic, technological, regulatory, or other factors affecting the profitability of real estate business; and other risks related to the Company's business and risks related to operating in China. Please refer to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as well as the Company's Quarterly Reports on Form 10-Q that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For further information, please contact:

Randy Xiong
President of Capital Market
China Phone: (86)091-62622612